Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Dan Jenkins (314) 674-8552 Investors: Susannah Livingston (314) 674-8914

Solutia Reports First Quarter 2009 Results
German subsidiary obtains $74 million term loan

ST. LOUIS– May 6, 2009

2009 First Quarter Highlights
·	Net sales decreased to $339 million from $517 million in the first quarter of 2008
·	Adjusted EBITDA decreased to $56 million from $95 million in the first quarter of 2008
·	Saflex and Technical Specialties segments report improved Adjusted EBITDA margins
·	The Company’s cash generation in the quarter allowed for debt reduction of $50 million
·	Diluted loss per share from continuing operations of $.04; Adjusted loss per share of $.05
·	Maintaining Adjusted EBITDA guidance for the year of $325 million - $350 million
·	Increasing 2009 target for cash from continuing operations less capital spending to $50 million - $100 million

New Term Loan
On May 5, 2009, a Solutia wholly owned German subsidiary entered into a $74 million, two-year senior unsecured term loan facility.  The proceeds were used to pay down amounts under Solutia’s credit facility.

Note: See reconciliation tables below for adjustments made to GAAP and discussion of items affecting results.

Consolidated Results from Continuing Operations
Solutia Inc. (NYSE: SOA) today reported a consolidated loss from continuing operations of $4 million for the first quarter of 2009, compared to income of $1,234 million for the same period in 2008.  These results were impacted by certain events affecting comparability (detailed below) totaling a net gain of $1 million in 2009 and a net gain of $1,210 million in 2008.  After adjusting for these items in both periods, continuing operations loss of $5 million in the first quarter of 2009 decreased from income of $24 million in the first quarter of last year.  This decline was primarily due to the weakened demand profile, higher depreciation and amortization due to fresh-start accounting, and higher stock compensation expense partially offset by income tax benefits. For the quarter, Solutia posted a diluted loss per share from continuing operations of $.04 and as adjusted a loss per share of $.05.
Consolidated EBITDA from continuing operations for the first quarter decreased to $51 million from $73 million in the first quarter of 2008 on net sales of $339 million and $517 million, respectively.  After taking into consideration adjustments (as detailed below in the consolidated and segment sales, EBITDA and Adjusted EBITDA table), Adjusted EBITDA decreased to $56 million from $95 million.
“Demand in the first quarter was negatively impacted by the difficult macro-economic conditions affecting the global markets.  However, we were able to greatly offset the impact of these conditions through the decisive actions we began to implement in the fourth quarter of last year to reduce our operating costs, working capital levels and capital expenditures. In total, our efforts resulted in an improvement in our liquidity over the course of the first quarter,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.  “While we expect continued softness in demand throughout 2009, we do expect modest volume improvement in comparison to our first quarter levels.  Further, we have taken actions to further reduce costs over the remainder of the year.”
Quinn added, “We also are pleased to have closed the $74 million term loan facility at one of our German subsidiaries and we continue to work toward the closure of the sale of our nylon business within the second quarter.  These actions will improve our strategic positioning and bolster liquidity.”

Segment Data
In order to aid understanding of Solutia’s business performance, the results of Solutia’s business segments are presented on an adjusted basis and reconciled to the comparable GAAP measures in the below tables.

Saflex® Segment
Saflex’s first quarter 2009 net sales were $133 million, down $60 million or 31% from the same period in 2008.   Adjusted EBITDA decreased to $24 million for the first quarter of 2009 compared to $31 million in the prior year period primarily due to sales volume declines in all world markets, partially offset by lower raw material and SG&A costs, and higher selling prices.   Adjusted EBITDA margins expanded to 18% in the first quarter in comparison to 16% in the same period in 2008.

CPFilms® Segment
CPFilms’ first quarter 2009 net sales were $34 million, down $28 million or 45% from the same period in 2008.  Adjusted EBITDA decreased to $2 million for the first quarter of 2009 compared to $16 million in the same period in 2008, primarily due to lower window films revenue, partially offset by reduced SG&A costs.

Technical Specialties Segment
Technical Specialties’ first quarter 2009 net sales were $167 million, down $85 million or 34% compared to the same period in 2008.  Adjusted EBITDA decreased to $46 million for the first quarter of 2009 compared to $59 million in the prior year period, primarily due to lower volumes partially offset by improved selling prices and lower SG&A costs.  Adjusted EBITDA margins expanded to 28% in the first quarter in comparison to 23% in the prior year period.

Unallocated and Other
    Unallocated and other losses increased $5 million to $16 million compared to the first quarter 2008, primarily attributable to year over year changes with currency transaction gains and losses and lower interest income.

Discontinued Operations - Integrated Nylon Segment
    As announced previously, Solutia has entered into a definitive agreement to sell its nylon business and results for this business are reported as Discontinued Operations.  In the first quarter, income from discontinued operations decreased $345 million to a net loss of $155 million, in comparison to the same period in 2008.   The first quarter results for 2009 were negatively impacted by non-cash charges of $101 million, net of tax to adjust the book value of the Nylon business to its estimated fair value as of the March 31, 2009.  The first quarter results for 2008 were impacted by reorganization items and certain gains and losses totaling a net gain of $210 million.  Despite continued demand pressure in this business, discontinued operations provided cash of $35 million in the first quarter, as a reduction in working capital more than offset the operating losses of the business.
    “The nylon sale will complete Solutia’s transformation into a pure-play performance materials and specialty chemicals company.  Our going-forward portfolio of high-margin businesses with world-leading positions sets the stage for long-term growth and success once economic conditions improve,” added Quinn.

    Leverage and Liquidity
    For the first quarter of 2009, the Company reduced net debt by $50 million to $1,314 million and had liquidity of $163 million.   Cash provided by continuing operations before reorganization activities for the quarter was $30 million compared to a use of $36 million for the same period for 2008.  The improvement in cash from continuing operations was primarily attributed to improvements in working capital, lower incentive payments and lower funding of pension and other postretirement benefit plans.

“As we stated during our fourth quarter conference call, we are focused on preserving and enhancing our liquidity position in light of the current economic environment,” said James M. Sullivan, executive vice president and chief financial officer.  “To this end, we have obtained a $74 million unsecured term loan with one of our German subsidiaries.  We have used the net proceeds to reduce the outstanding balance on our revolving credit facility, which has increased Solutia’s liquidity.”

Outlook
As the Company expected, the sharp decline in demand that commenced during the fourth quarter of 2008 continued through much of the first quarter of this year.  During this period year over year volume declines were magnified by inventory destocking actions. Inventory levels for the most part now appear to be better aligned with the weaker downstream demand environment. The Company expects a relatively soft demand environment with some seasonal growth in the coming quarters and has taken additional actions to right-size the business to reflect these expectations.
Based on these actions, and the results of the first quarter which were consistent with management expectations, the Company is reiterating its Adjusted EBITDA target for 2009 in the range of $325 million to $350 million.  On account of the strong cash generation in the first quarter, the Company is increasing its 2009 target range for cash from continuing operations less capital spending to $50 million to $100 million, from $25 million to $75 million.
First Quarter Conference Call
The Company will hold a conference call at 9 a.m. Central Time (10 a.m. Eastern Time) on Thursday, May 7, 2009, during which Solutia executives will elaborate upon the Company's first quarter 2009 financial results.
A live webcast of the conference call and slides will be available through the Investors section of www.solutia.com.  The phone number for the call is 888-713-4218 (U.S.) or 617-213-4870 (International), and the pass code is 26899975.  Participants are encouraged to dial in 10 minutes early, and also may pre-register for the event at https://www.theconferencingservice.com/prereg/key.process?key=PJUNJA8MF.  Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection.  A replay of the event will be available through www.solutia.com for two weeks or by calling 888-286-8010 (U.S.) or 617-801-6888  (International) and entering the pass code 18891177.
Jefferies Finance LLC acted as sole lead arranger and sole bookrunner for the German term loan.

The table below is provided to assist the reader with comparability between the first quarter 2009 and the first quarter 2008 by providing consolidated and segment sales, EBITDA(1) and Adjusted EBITDA (2).

Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(2) three months ended March 2009 and 2008

	Three Months Ended March 31
From Continuing Operations (in millions)	2009	Adjust- ments(3)	2009 As Adjusted	2008	Adjust- ments(3)	2008 As Adjusted	% change
Net Sales
Saflex	$ 133		$ 133	$ 193		$ 193	-31%
CPFilms	34		34	62		62	-45%
Technical Specialties	167		167	252		252	-34%
Unallocated and Other	5		5	10		10	-50%
Total	$ 339		$ 339	$ 517		$ 517	-34%

EBITDA(1)
Saflex	$ 19	$ 5	$ 24	$ 18	$ 13	$ 31	-23%
CPFilms	1	1	2	12	4	16	-88%
Technical Specialties	56	(10)	46	52	7	59	-22%
Unallocated and Other	(25)	9	(16)	(9)	(2)	(11)	-45%
Total	$ 51	$ 5	$ 56	$ 73	$ 22	$ 95	-41%

(1) EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization, less net income attributable to non-controlling interests, and reorganization items, net. Foreign currency gains/losses are included in Unallocated and Other.
(2) Adjusted EBITDA is EBITDA (as defined above), excluding Adjustments (as defined below)
(3) Adjustments include Events Affecting Comparability (see separate table), cost overhang associated with the expected sale of our Integrated Nylon business, and non-cash stock compensation expense

Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number

For the purpose of this press release, the company has used certain financial measures such as EBITDA (defined as earnings before interest expense, income taxes, depreciation and amortization, less net income attributable to non-controlling interest and reorganization items, net) and Adjusted EBITDA (to include EBITDA and exclude gains and losses, cost overhang associated with the expected sale of our Integrated Nylon business, and non-cash stock compensation expense) that are not determined in accordance with generally accepted accounting principles in the United States  (GAAP).  The company believes that these non-GAAP financial measures are useful to investors because they facilitate period-to-period comparisons of Solutia’s performance and enable investors to assess the company’s performance in the way that management and lenders do.  Our debt covenants and certain management reporting and incentive plans are measured against certain of these non-GAAP financial measures.  Reconciliations of these measures to GAAP measures are included immediately below.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations

	Successor	Predecessor	Successor	Combined
(dollars in millions)	Three Months Ended March 31, 2009	Two Months Ended February 29, 2008	One Month Ended March 31, 2008	Three Months Ended March 31, 2008
Income (Loss) from Continuing Operations	$(4)	$1,250	$(16)	$1,234
Plus:
Income Tax (Benefit) Expense	(7)	214	-	214
Interest Expense	37	21	17	38
Depreciation and Amortization	25	11	9	20
Events affecting comparability, pre-tax:
Reorganization items	-	(1,433)	-	(1,433)
Other items (see below)	(1)	23	(2)	21
Non-cash Stock Compensation Expense	5	-	1	1
Nylon Cost Overhang	1	-	-	-
Adjusted EBITDA from Continuing Operations	$56	$86	$9	$95

Reconciliation of Income (Loss) from Continuing Operations to Income from Continuing Operations before Events Affecting Comparability

	Successor	Predecessor	Successor	Combined
(dollars in millions)	Three Months Ended March 31, 2009	Two Months Ended February 29, 2008	One Month Ended March 31, 2008	Three Months Ended March 31, 2008
Income (Loss) from Continuing Operations	$(4)	$1,250	$(16)	$1,234

Plus:
Events affecting comparability, pre-tax:
Reorganization items	-	(1,433)	-	(1,433)
Other items (see below)	(1)	23	(2)	21
Events affecting comparability, income tax impact	-	202	-	202
Income from Continuing Operations before events affecting comparability	$(5)	$42	$(18)	$24

Summary of Events Affecting Comparability

In 2009, (Gains) and Charges affecting comparability, pre-tax other items are as follows:

Three Months Ended March 31, 2009	(dollars in millions)
$ (23)	Gain related to the reduction in the 2008 annual incentive plan
17	Severance and retraining costs related to the general corporate restructuring
4	Charges related to the closure of the SAFLEX® production line at the Trenton, Michigan Facility
1	Charges related to the closure of the Ruabon, Wales Facility
$ (1)

In 2008, (Gains) and Charges affecting comparability, pre-tax other items are as follows:

Three Months Ended March 31, 2008	(dollars in millions)
$ 23	Charge resulting from the step-up in basis of our inventory in accordance with fresh-start accounting
(3)	Gain resulting from settlements of legacy insurance policies with insolvent insurance carriers
1	Restructuring costs related principally to severance and retraining costs
$ 21

Adjusted Earnings Per Share - Reconciliation of a Non-US GAAP Measure
Ended
(in $ millions, except per share data)	March 31, 2009
Loss from continuing operations before tax	$(11)
Non-GAAP Adjustments (1)	(1)
Adjusted earnings from continuing operations before tax	(12)
Income tax benefit on adjusted earnings	7
Adjusted earnings for adjusted EPS	$(5)

Diluted Shares (millions)
Weighted average shares outstanding	93.27
Assumed conversion of Restricted Stock	0.00
Assumed conversion of Stock Options	0.00
Total Diluted Shares	93.27
Adjusted EPS	(0.05)

(1) See table of Summary of Events Affecting Comparability

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Successor		Predecessor
	Three Months Ended March 31, 2009	One Month Ended March 31, 2008	Two Months Ended February 29, 2008
Net Sales	$339	$182	$335
Cost of goods sold	258	156	241
Gross Profit	81	26	94
Selling, general and administrative expenses	50	22	42
Research, development and other operating expenses, net	4	2	3
Operating Income	27	2	49
Interest expense (a)	(37)	(17)	(21)
Other income (loss), net	(1)	(1)	3
Reorganization items, net	--	--	1,433
Income (Loss) from Continuing Operations Before Income Tax Expense	(11)	(16)	1,464
Income tax expense (benefit)	(7)	--	214
Income (Loss) from Continuing Operations	(4)	(16)	1,250
Income (Loss) from Discontinued Operations, net of tax	(155)	(14)	204
Net Income (Loss) attributable to Solutia	$(159)	$(30)	$1,454

Basic and Diluted Loss per Share:
Income (Loss) from Continuing Operations	$(0.04)	$(0.27)	$11.96
Income (Loss) from Discontinued Operations, net of tax	$(1.66)	$(0.23)	$1.95
Net Income (Loss) attributable to Solutia	$(1.70)	$(0.50)	$(13.91)

(a)	Predecessor excludes unrecorded contractual interest expense of $5 in the two months ended February 28, 2008.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)

	Successor
	March 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$35	$32
Trade receivables, net of allowances of $0 in 2009 and 2008	194	227
Miscellaneous receivables	91	110
Inventories	310	341
Prepaid expenses and other assets	75	85
Assets of discontinued operations	342	490
Total Current Assets	1,047	1,285
Property, Plant and Equipment, net of accumulated depreciation of $72 in 2009 and $56 in 2008	917	952
Goodwill	511	511
Identified Intangible Assets, net	805	823
Other Assets	158	163
Total Assets	$3,438	$3,734

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$119	$170
Accrued liabilities	243	259
Short-term debt, including current portion of long-term debt	39	37
Liabilities of discontinued operations	364	302
Total Current Liabilities	765	768
Long-Term Debt	1,310	1,359
Postretirement Liabilities	455	465
Environmental Remediation Liabilities	274	279
Deferred Tax Liabilities	173	202
Other Liabilities	119	132

Commitments and Contingencies (Note 9)

Shareholders’ Equity:
Common stock at $0.01 par value; (500,000,000 shares authorized, 94,518,392 and 94,392,772 shares issued in 2009 and 2008, respectively)	1	1
Additional contributed capital	1,480	1,474
Treasury shares, at cost (226,621 in 2009 and 77,132 in 2008)	(1)	--
Accumulated other comprehensive loss	(317)	(286)
Accumulated deficit	(827)	(668)
Total Shareholders’ Equity attributable to Solutia	336	521
Equity attributable to noncontrolling interest	6	8
Total Shareholders’ Equity	342	529
Total Liabilities and Shareholders’ Equity	$3,438	$3,734

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Successor		Predecessor
	Three Months Ended March 31, 2009	One Month Ended March 31, 2008	Two Months Ended February 29, 2008
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS OPERATING ACTIVITIES:
Net income (loss) attributable to Solutia	$(159)	$(30)	$1,454
Adjustments to reconcile net income (loss) to net cash used in operations:
(Income) Loss from discontinued operations, net of tax	155	14	(204)
Depreciation and amortization	25	9	11
Revaluation of assets and liabilities, net of tax	--	--	(1,383)
Discharge of claims and liabilities, net of tax	--	--	100
Other reorganization items, net	--	--	52
Pension obligation related expense greater than (less than) contributions	(5)	1	(18)
Other postretirement benefit obligation related expense less than contributions	(2)	(1)	(6)
Amortization of deferred debt issuance costs	5	1	1
Deferred income taxes	(14)	(1)	5
Other charges (gains) including restructuring expenses	(1)	23	(2)
Changes in assets and liabilities:
Income taxes payable	(9)	4	5
Trade receivables	33	(17)	(24)
Inventories	31	(15)	(34)
Accounts payable	(42)	(8)	31
Environmental remediation liabilities	(5)	(1)	(1)
Restricted cash for environmental remediation and other legacy payments	5	--	--
Other assets and liabilities	13	1	(3)
Cash Provided by (Used in) Continuing Operations before Reorganization Activities	30	(20)	(16)
Reorganization Activities:
Establishment of VEBA retiree trust	--	--	(175)
Establishment of restricted cash for environmental remediation and other legacy payments	--	--	(46)
Payment for allowed secured and administrative claims	--	--	(79)
Professional service fees	--	(7)	(31)
Other reorganization and emergence related payments	--	--	(17)
Cash Used in Reorganization Activities	--	(7)	(348)
Cash Provided by (Used in) Operations – Continuing Operations	30	(27)	(364)
Cash Provided by (Used in) Operations – Discontinued Operations	40	(30)	(48)
Cash Provided by (Used in) Operations	70	(57)	(412)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(15)	(3)	(15)
Acquisition and investment payments	(1)	--	--
Investment proceeds and property disposals	1	--	--
Cash Used in Investing Activities-Continuing Operations	(15)	(3)	(15)
Cash Used in Investing Activities-Discontinued Operations	(5)	(2)	(14)
Cash Used in Investing Activities	(20)	(5)	(29)

FINANCING ACTIVITIES:
Net change in lines of credit	2	--	--
Proceeds from long-term debt obligations	--	--	1,600
Net change in long-term revolving credit facilities	(43)	53	190
Proceeds from stock issuance	--	--	250
Payment of short-term debt obligations	--	--	(966)
Payment of long-term debt obligations	(3)	(3)	(366)
Payment of debt obligations subject to compromise	--	--	(221)
Debt issuance costs	--	--	(136)
Purchase of treasury shares	(1)	--	--
Other, net	(2)	--	--
Cash Provided by (Used in) Financing Activities—Continuing Operations	(47)	50	351

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3	(12)	(90)
CASH AND CASH EQUIVALENTS:
Beginning of period	32	83	173
End of period	$35	$71	$83

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$19	$6	$43
Cash payments for income taxes	$2	$1	$4

Notes to Editor:  Saflex and CPFilms are registered trademarks of Solutia Inc. and/or its subsidiaries.

Important Information Regarding Outlook

There is no guarantee that Solutia will achieve its projected financial expectation for 2009 which is based on management estimates, currently available information and assumptions which management believes to be reasonable.  Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates,” “estimated,” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current beliefs, expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Discontinued Operations

Solutia announced on April 1, 2009, that it has entered into a definitive agreement to sell its Nylon business to an affiliate of SK Capital Partners II, L.P. Effective with the third quarter of 2008, the company began reporting results from its Nylon segment as discontinued operations.  There is no assurance that a transaction regarding the Nylon business will be completed.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company.  The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; high-performance nylon polymers and fibers sold under brands such as Vydyne® and Ultron®; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid.  Solutia’s businesses are world leaders in each of their market segments.  With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,100 employees in more than 60 locations.  More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis